As filed with the Securities and Exchange Commission on October 22, 2019

No. 333-216199

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-216199

UNDER

THE SECURITIES ACT OF 1933

Alder BioPharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	90-0134860
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Peter Anastasiou President
Alder BioPharmaceuticals, Inc.
11804 North Creek Parkway South	11804 North Creek Parkway South
Bothell, Washington 98011 (425) 205-2900	Bothell, Washington 98011 (425) 205-2900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Thomas Hughes, Esq.
Baker McKenzie LLP
300 East Randolph Street, Suite 5000 Chicago, Illinois 60601 (312) 861-8634

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement of Alder BioPharmaceuticals, Inc., a Delaware corporation (“Alder”).

•

No. 333-216199, filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 23, 2017, on Form S-3 (the “Registration Statements”), registering an indeterminate number or amount of shares of common stock of Alder, par value $0.0001 per share (“Common Stock”), shares of preferred stock of Alder, par value $0.0001 per share (“Preferred Stock”), debt securities of Alder (“Debt Securities”), and warrants to purchase Common Stock, Preferred Stock or Debt Securities.

On October 22, 2019, pursuant to that certain Agreement and Plan of Merger, dated September 16, 2019 (the “Merger Agreement”), by and among Alder, H. Lundbeck A/S, a Danish aktieselskab (“Lundbeck”), Lundbeck LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Lundbeck (“Payor”), and Violet Acquisition Corp, a Delaware corporation and a direct wholly owned subsidiary of Payor (“Purchaser”), Purchaser merged with and into Alder, with Alder surviving as an indirect wholly owned subsidiary of Lundbeck.

As a result of the transactions contemplated in the Merger Agreement, Alder has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with the undertaking made by Alder in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, Alder, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes and withdraws from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bothell, Washington, on this day of October 22, 2019.*

ALDER BIOPHARMACEUTICALS, INC.

By:	/s/ Peter Anastasiou
Name: Peter Anastasiou
Title: President

*	Pursuant to Rule 478 under the Securities Act no other person is required to sign this Post-Effective Amendment.